Exhibit 1

The directors and executive officers of each of Bevco, USD Bevco, SNI and Aguila are as follows:

Bevco Lux S.a.r.l.:

Name / First Name	Principal Occupation	Business Address	Citizenship
Bruno Bagnouls	Senior Executive, Alter Domus	15, Boulevard F.W. Raiffeisen, L-2411 Luxembourg	French
Dominic Bursucanu	Finance Director, Bevco Lux S.a.r.l	37a, Avenue J.F. Kennedy, L-1855 Luxembourg	German
Delphine Danhoui	Lawyer, CMS Luxembourg	5, Rue Charles Darwin, L-1433 Luxembourg	French
Germain Godin	Senior Manager, Alter Domus	15, Boulevard F.W. Raiffeisen, L-2411 Luxembourg	French
Alec R. Anderson	Trustee Director, Quadrant Advisors Ltd.	5 Waterloo Lane, Unit 5A, Pembroke HM08, Bermuda	Bermudian, UK Citizen
Alejandro Santo Domingo	Investment Executive, Quadrant Capital Advisors, Inc.	499 Park Avenue New York, N.Y. 10022 USA	USA
Carlos Alejandro Pérez Dávila	Investment Executive, Quadrant Capital Advisors, Inc.	499 Park Avenue New York, N.Y. 10022 USA	USA
Juan Carlos Garcia	Investment Executive, Quadrant Capital Advisors, Inc.	499 Park Avenue New York, N.Y. 10022 USA	USA

USD Bevco Lux S.a.r.l.:

Same as shown above for Bevco Lux S.a.r.l.

SNI International Holdings S.a.r.l.:

Same as shown above for Bevco Lux S.a.r.l.

Aguila Ltd:

Name / First Name	Principal Occupation	Business Address	Citizenship
Alec R. Anderson	Trustee Director, Quadrant Advisors Ltd.	5 Waterloo Lane, Unit 5A, Pembroke HM08, Bermuda	Bermudian, UK Citizen
Alejandro Santo Domingo	Investment Executive, Quadrant Capital Advisors, Inc.	499 Park Avenue New York, N.Y. 10022 USA	USA
Carlos Alejandro Pérez Dávila	Investment Executive, Quadrant Capital Advisors, Inc.	499 Park Avenue New York, N.Y. 10022 USA	USA
Edward Rance	Lawyer, Conyers Dill & Pearman Limited	Clarendon House 2 Church Street, Hamilton HM11, Bermuda	Bermudian
Craig W. MacIntyre	Lawyer, Conyers Dill & Pearman Limited	Richmond House 12 Par-La-Ville Road, Hamilton HM08, Bermuda	Bermudian